EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS):

    (A) Computation of the weighted average number of shares of common stock outstanding for the year ended September 30, 2001, 2000 and 1999:

                                                                             WEIGHTED
                             SHARES OF    NUMBER OF DAYS    NUMBER OF     NUMBER OF SHARES
                           COMMON STOCK    OUTSTANDING      SHARE DAYS      OUTSTANDING
                           ------------   --------------  --------------  ----------------
2001
----
October 1 - September 30     7,027,409         365         2,565,004,126
Shares Issued                   37,399       Various           9,275,766
                             ---------                     -------------
                             7,064,808                     2,574,279,892      7,052,822
                             =========                     =============      =========

2000
----
October 1 - September 30     6,926,125         366         2,534,962,023
Shares Issued                  101,284       Various          23,114,861
                             ---------                     -------------
                             7,027,409                     2,558,076,884      6,989,281
                             =========                     =============      =========

1999
----
October 1 - September 30     6,861,252         365         2,504,356,980
Treasury Stock Purchases        (4,119)      Various            (436,212)
Shares Issued                   68,992       Various           9,751,910
                             ---------                     -------------
                             6,926,125                     2,513,672,678      6,886,774
                             =========                     =============      =========

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    (B)  Computation of Earnings (Loss) Per Share:

         Computation of earnings (loss) per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the years ended September 30,

                                            2001         2000          1999
                                         ----------   ----------   -----------
Basic:
 Weighted average number of shares
  of common stock outstanding             7,052,822    6,989,281     6,886,774
                                         ----------   ----------   -----------

 Net earnings (loss)                     $  450,899   $  880,139   ($2,235,627)
                                         ----------   ----------   -----------

 Net earnings (loss) per share           $     0.06   $     0.13   ($     0.32)
                                         ==========   ==========   ===========

Assumuming dilution:
 Weighted average number of shares
  of common stock outstanding             7,052,822    6,989,281     6,886,774
 Net effect of dilutive stock
  options-not included if the
  effect was antidilutive                    40,135       31,349             0
                                         ----------   ----------   -----------
 Total                                    7,092,957    7,020,630     6,886,774
                                         ----------   ----------   -----------

 Net earnings (loss)                     $  450,899   $  880,139   ($2,235,627)
                                         ----------   ----------   -----------

 Net earnings (loss) per share           $     0.06   $     0.13   ($     0.32)
                                         ==========   ==========   ===========